SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                   BBH Common Settlement Fund II, Inc.

Address of Principal Business Office:   63 Wall Street, New York, NY  10005

Telephone Number:                       (201) 418-5555

Name and address of agent for service of process:

Philip W. Coolidge
21 Milk Street
Boston, MA 02109


Check Appropriate Box:

Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]   NO [  ]



                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Boston, Massachusetts on the 20th day of June, 2001.





By      /s/PHILIP W. COOLIDGE
Name    Philip W. Coolidge
Title   President